Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-67474 and Form S-8 No. 333-92412) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Option Plan, the Registration Statements (Form S-8 No. 333-123099, Form S-8 No. 333-172315, and Form S-8 No. 333-209481) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, and the Registration Statement (Form S-3 No. 333-199220) of our reports dated December 15, 2016, with respect to the consolidated financial statements and schedule of Sanderson Farms, Inc., and the effectiveness of internal control over financial reporting of Sanderson Farms, Inc., included in the Annual Report (Form 10-K) for the year ended October 31, 2016.
/s/ Ernst & Young LLP
New Orleans, Louisiana
December 15, 2016